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                                                                   EXHIBIT 10.29

                        AMENDMENT TO THE SPEEDO LICENSES

                                 BY AND BETWEEN

                          SPEEDO INTERNATIONAL LIMITED

                                       AND

                          AUTHENTIC FITNESS CORPORATION

                                       AND

                        AUTHENTIC FITNESS PRODUCTS, INC.

                                NOVEMBER 25, 2002

           PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED
             SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                        AMENDMENT TO THE SPEEDO LICENSES

     This agreement amending the Speedo Licenses as hereinafter defined (the "Amendment") is by and between SPEEDO INTERNATIONAL LIMITED, a company duly organized under the laws of England and Wales having a principal place of business and offices at The Pentland Centre, Squires Lane, London N3 2QL ("Licensor"), and AUTHENTIC FITNESS CORPORATION and AUTHENTIC FITNESS PRODUCTS, INC., Delaware corporations, having their principal place of business and offices at 6040 Bandini Boulevard, Los Angeles, California and 90 Park Avenue, New York, New York 10016, U.S.A., each an indirect subsidiary of The Warnaco Group, Inc. (collectively, "Licensee").

     WHEREAS, predecessors in interest of the parties to this Amendment entered into two license agreements dated May 10, 1990 (the "1990 Licenses"), copies of which are attached hereto as Exhibit 1, concerning use of the SPEEDO Trade Mark and related marks in, respectively, (a) the United States and Canada ("US 1990 License"), and (b) Mexico and the Caribbean Islands, as such territories are defined therein ("Mexico 1990 License");

     WHEREAS, the parties to the 1990 Licenses have entered into a number of subsequent agreements relating to the 1990 Licenses, including the assignment documents copies of which are attached hereto as Exhibit 2; the May 8, 1992 agreement (the "Name Agreement" effective as of April 29, 1992) attached as
Exhibit 3; the letter agreement dated December 7, 1995 attached as Exhibit 4; the Addendum dated December 15, 1995 attached as Exhibit 5; and the Memorandum of Understanding Regarding the Calculation of Royalties for Licensed Products Sold By The Speedo Authentic Fitness Retail Stores dated December 15, 1995 attached as Exhibit 6 (the 1990 Licenses and the other agreements listed above are referred to collectively herein as the "Speedo Licenses").

     WHEREAS, Licensor is the current licensor under the Speedo Licenses, and Licensee is the current licensee under the Speedo Licenses;

     WHEREAS, on September 14, 2000, Licensor filed Civil Action No. 00-6931 in the United States District Court for the Southern District of New York against Licensee and certain affiliated entities claiming, among other things, that Licensee had breached the Speedo Licenses (the "Civil Action");

     WHEREAS, as a condition to and pursuant to the Settlement Agreement entered into simultaneously herewith between Speedo International Limited, on the one hand, and Authentic Fitness Corporation, Authentic Fitness Products, Inc., The Warnaco Group, Inc., and Warnaco Inc., on the other hand, pursuant to which Licensor's claims in the Civil Action are being settled (the "Settlement Agreement"), the parties wish to make certain specified amendments to the Speedo Licenses and clarify certain provisions thereof;




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     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.   Amendment.

     The Speedo Licenses (as previously amended), are hereby amended as set forth below. The effective date of this Amendment (the "Effective Date") shall be the "effective date" of the Settlement Agreement (as defined therein).

2.   Parties.

     The parties acknowledge that, notwithstanding anything to the contrary contained in the "Whereas" section on pages 1-4 of the 1990 Licenses or elsewhere in the Speedo Licenses, the current owner of the Licensor's rights under the Speedo Licenses is Licensor, and the current owner of the Licensee's rights under the Speedo Licenses is Licensee.

3.   Speedo Group.

     The definition of "Speedo Group" at Clause VI of the 1990 Licenses is amended to read, "Speedo Group' means Speedo International Limited and Speedo Holdings, B. V. and their affiliates as that term is defined in Clause I of the Addendum dated 15 December 1995."

4.   Royalties.

     Clause 4(a) of the 1990 Licenses is amended to add the following:

"For the purpose of clarification, the parties acknowledge that the royalty rates pursuant to paragraph 4(a) were increased on July 1, 1996 and are currently as follows:

     (i)   ***

     (ii)  ***

     (iii) ***

Effective July 1, 2003, and continuing thereafter, the percentage royalty rate based on Net Sales shall be adjusted and calculated as follows:

     (i)   ***

     (ii)  ***

     (iii) ***

The parties acknowledge that the sales levels referred to above and in Clause 4(a) of the 1990 Licenses will be ***.


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5.   Accounting Cooperation.

     In the mutual interest of accurate royalty accounting, the parties agree to ensure that within 90 days of the Effective Date the Licensor's and Licensee's royalty accounting personnel counterparts shall meet at Licensee's premises for the purpose of Licensor better understanding the methodology of Licensee's compilation and computation of the royalty accounts pursuant to the Speedo Licenses including the calculation of royalties for Licensed Products sold in the Retail Stores. Licensor's and Licensee's royalty accounting personnel shall thereafter meet every 12 months or at such other time interval as the parties shall mutually agree in writing. This is without limiting the obligations in Clause 8 of the 1990 Licenses -- "Books and Records."

6.   Audit.

     Clause 8 of the 1990 Licenses is amended to add the following:

     "In the event that an inspection and audit of Licensee's books and records under this provision results in a determination (as agreed upon by the parties or as provided for under Clause 31 of the 1990 Licenses or judicially) of an underpayment of four percent (4%) or more of total payments made by Licensee for the period covered by the audit or inspection, Licensee shall promptly upon receipt of written notice reimburse Licensor for the reasonable documented cost of such inspection and audit."

7.   Clarification on Approvals.

     a. By way of clarification of Clause 11(d), (e), and (f) of the 1990 Licenses, all legends indicating that the Trade Marks (including unregistered trade marks) are the property of the Licensor and manufactured under license from the Licensor shall be stated visibly and prominently so as to identify that the Licensor is the proprietary owner of such Trade Marks.

     b. With respect to Clause 11(h)(A) of the 1990 Licenses, all materials (including without limiting the generality of the foregoing, any label, brochure, packaging, business card, letterhead, advertisement, point-of-sale and publicity materials, telephone or other directory entry, sign, decal and illumination ("Materials")) which are used or proposed to be used by the Licensee containing or displaying any Trade Marks shall be submitted to the Licensor for its approval in accordance with Clause 8 below.

     c. With respect to Clause 16 of the 1990 Licenses, not less than once every six (6) months, and where reasonably possible prior to manufacture, Licensee shall provide to Licensor CAD or photographs of similarly high quality of each Spring/Summer and Autumn/Winter ranges of Licensed Products together with representative samples of such Licensed Products which the Licensee intends to produce for such ranges so that Licensor may give reasonable direction to Licensee as provided for by Clause 16 of the 1990 Licenses, in accordance with Clause 8 below.


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

     d. Clauses b and c above shall take effect in relation to the range of Licensed Products (and related Materials) which are compiled between 2003 and 2005 for showing in June 2005 (intended for sale until June 2005) except that:

     (i) swim wear, accessories and other products produced for and made available by Licensee to athletes, swimmers and other persons in connection with the 2004 Olympics in Athens (to the extent permitted by a national or Olympic governing authority) must conform with the Brand Guidelines (in relation to this clause d (i) the time periods provided for compliance with the Brand Guidelines, in clause 16 below, shall not apply); and

     (ii) the Licensee agrees to consult in good faith with Licensor in relation to the Licensed Products and Materials being developed for showing by Licensee in June 2003 and June 2004.

8.   Housekeeping Clause.

     Subject to the provisions of Clause 7 d above, the Licensee shall ensure that all Materials or samples of Licensed Products which require approval (where approvals are provided for or required) or consultation (where consultation is provided for or required) or reasonable direction (where reasonable direction may be given) by or with the Licensor in accordance with the Speedo Licenses and this Amendment are sent by Federal Express or another courier service that provides a similar overnight service, such that receipt is signed for by the Licensor, and:

     a. upon receipt of and within five (5) days of receipt of such samples or Materials, the Licensor shall acknowledge receipt by e-mail or fax to the Licensee;

     b. in the event that the Licensor does not propose any changes to such samples within twenty one (21) days or to such Materials within fourteen (14) days of receipt by the Licensee of such acknowledgement, the samples or Materials shall be deemed satisfactory for use by the Licensee; and

     c. the Licensee shall comply with any direction reasonably made by the Licensor relating to the improvement in the quality, material or workmanship of the samples or content, presentation or otherwise of the Materials (in accordance with the provisions of the Speedo Licenses).

9.   Intellectual Property.

     Without limitation to Clause 14A and Clause 15 of the 1990 Licenses it is agreed that:

          In the event that the Licensee, without prior written authorization from Licensor, either directly or indirectly, registers or otherwise acquires or asserts any interest or ownership in the Licensor's Trade Marks, or other


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

     intellectual property belonging to Licensor in connection with the Speedo Licenses (collectively, "Licensor's Intellectual Property"), Licensee shall be deemed to hold such Licensor's Intellectual Property in constructive trust for the benefit of the Licensor together with any goodwill associated therewith. Without limitation to any other remedies to which Licensor may be entitled, Licensee must assign any such Licensor's Intellectual Property to Licensor without charge or commercial gain and shall do so within seven
     (7) days of receipt of notice from Licensor to do so, and shall pay all costs incurred by Licensor (including in connection with initial filings in respect of such transfer), subject to Licensee's continuing right to use such Licensor's Intellectual Property solely to the extent authorized under the Speedo Licenses.

          Licensee shall at no time directly or indirectly hold itself out or otherwise portray itself as the owner of the Trade Marks on, without limitation, product, packaging and/or advertising nor in any public forum including without limitation in any press or public statements or in any court or Trade Mark Office proceedings. Licensee may continue to identify itself as the exclusive licensee of the Trade Marks in the Licensed Territory.

10.  Product Improvements.

     By way of further clarification to Clause 12.1:

          Any intellectual property concerning improvements or inventions which it might develop in relation to the Licensed Products or their manufacture (including without limitation new designs, materials or patentable technology) shall automatically be deemed the intellectual property of the Licensor, and may be shared with such of its other licensees which comply with Clause 12.1 of the 1990 Licenses, subject to Licensee's continued right to use such intellectual property to the extent authorized by the Speedo Licenses.

          Nothing in the Speedo Licenses shall prevent the Licensor from utilizing factories in the Territory for the manufacture of any product for use or shipment outside the Licensed Territory and Licensor shall enjoy such right without any interference, charge or permission from the Licensee.

11.  Retail Stores.

     Notwithstanding anything to the contrary contained in the December 15, 1995 Addendum, including Clause 2.2(16B(c)(ii) and (iii)) thereof, Licensee may offer for sale and sell apparel, accessories and other products that are not Licensed Products in the Retail Stores doing business as SPEEDO AUTHENTIC FITNESS in accordance with applicable laws and provided that:


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

     a. notwithstanding the foregoing, Licensee shall not offer for sale or sell any swim wear not sold under the Trade Marks in the Retail Stores except that Licensee shall be permitted to sell in the Retail Stores fashion swim wear manufactured and sold under the Ralph Lauren family of trademarks or the Anne Cole trademarks as such trademarks exist as of the date of this Amendment. Further the parties agree that Licensee with the written consent of Licensor can add other fashion swimwear for sale in the Retail Stores from time to time;

     b. nothing herein permits Licensee to sell any products bearing or identified by the mark AUTHENTIC FITNESS, and all use of that name or mark continues to be subject to the provisions of the 1992 Name Agreement and any other applicable provisions of the Speedo Licenses; and

     c. if the level of merchandise bearing the Trade Marks sold at all such Retail Stores does not equal or exceed fifty percent (50%) of the net sales (i.e. for purposes of this clause 11(c) defined to mean gross sales less all returns actually accepted and discounts actually given) in such stores for any twelve (12) month period, Licensor shall have the right to require Licensee, upon written notice and following a reasonable transition not to exceed six (6) months, to change the name of such Retail Stores to eliminate "SPEEDO" as part of their name, including without limitation, removal of "SPEEDO" on all signage, advertising and promotional materials (or as the parties may otherwise agree).

12.  Service Mark.

     With respect to clause 2.2 (16B) of the 1995 Addendum:

     Licensee has agreed that all uses of the Service Mark for the Retail Stores shall reflect creditably on Licensor. Licensee hereby agrees that the use of the Service Mark on or in the Retail Stores and any use of the Trade Marks on products sold in the Retail Stores, in any point-of-sale or other materials bearing the Trade Marks shall be consistent with the high quality, character and image of the Trade Marks.

13.  Sub-Licensees.

     The Licensee acknowledges the importance to Licensor of a consistent worldwide brand image with respect to the Trade Marks, and therefore, wherever possible or appropriate, the value of having one global licensee or sublicensee for products or accessories which the parties do not wish to produce and/or distribute themselves. In the event that this is impossible or impractical or Licensee otherwise makes a commercial determination to appoint a sub-licensee in the Licensed Territory in accordance with Clause 20(a)(i) of the 1990 License Agreements, it is agreed as follows:

     a. At the earliest opportunity the Licensee will notify the Licensor in writing and will then consult in good faith with the Licensor concerning the nature of the proposed sub-license and the identity of the sub-licensee;


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     b.   At least ten (10) business days prior to executing a sub-license agreement, the Licensee shall submit the agreement to the Licensor for review (but for the avoidance of doubt such agreement shall not be subject to the approval of the Licensor);

     c. Within five (5) business days of receipt of the agreement, the Licensor shall notify the Licensee in writing as to whether it requires the proposed sub-licensee to enter into a written agreement pursuant to Clause 20(a)(iii) (the "Sub-Licensee Quality Agreement"); and

     d. On receipt of notification of such requirement by the Licensee, the Licensee shall procure that the proposed sub-licensee shall sign the Sub-Licensee Quality Agreement within a reasonable period thereafter to be entered into with the Licensor.

Further, any sub-license agreement executed in accordance with Clause 20(a)(1) of the 1990 Licenses shall not be perpetual and shall be for an initial term not to exceed twenty (20) years, and at or near the expiration of such term Licensee shall be entitled to enter into further extensions with such sub-licensee provided however that no such subsequent extension shall exceed twenty (20) years.

14.  Distribution.

     In order to enhance the image and value of the Trade Marks, the Licensor has developed and is continuing to develop a distribution policy and criteria. Such policy provides:

     a. any stores which do not meet the requirements of the criteria whether due to the presentation, character, quality or otherwise shall not be supplied with products bearing any of the SPEEDO marks;

     b. product will be segmented so that high end stores are supplied with high end product and other stores are supplied with core product consistent with applicable laws and in accordance with the above-referenced criteria;

     Licensee hereby acknowledges the value of enhancing the image and value of the Trade Marks and the SPEEDO brand and will consult with the Licensor, in good faith, concerning distribution policies and criteria.

15.  Anti-Counterfeit.

     Both parties acknowledge the importance of mutual co-operation in order to guard against counterfeiting of products under the Trade Marks. It is therefore agreed as follows:

     a. It is acknowledged that Customs authorities in stopping counterfeit goods frequently allow a short period of time for the brand owner to confirm the goods are counterfeit. Therefore, where it is necessary for either party to


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          identify whether any product identified or stopped by Customs, or any other person, is a counterfeit or genuine product of the other party (or otherwise), the relevant party shall:

          (1) send a sample of such product to the other (the "Receiving Party") by Federal Express or another courier providing a similar overnight service;

          (2) within two (2) business days of receipt, the Receiving Party shall confirm whether to the best of its knowledge such product is a genuine or counterfeit product (or otherwise); and

          (3) the Receiving Party shall provide all reasonable assistance to the other party in identifying the source of any counterfeit or parallel import products.

     b. Each party shall use best efforts in guarding against the counterfeiting of its products under the Trade Marks including in providing all reasonable assistance requested by the other in preventing the import of grey market or parallel import products. Further, it is acknowledged that the Licensor uses anti-counterfeit technology to assist in worldwide protection of the brand and is in the course of implementing security labeling in its products. The Licensee agrees to consult with the Licensor in good faith regarding the implementation of security labels in its product sold under the Speedo Licenses and the Licensor agrees to provide all reasonable assistance and advice concerning the same. To assist in this process, the head of Licensor's Corporate Security shall within ninety (90) days of the Effective Date meet with Licensee's counterpart or other appropriate personnel for this purpose. Licensee will retain the ultimate right to make decisions with respect to any proposed use or implementation of security labeling by Licensee.

16.  Brand Guidelines.

     In order to ensure consistent representation of the Trade Marks by all the Licensor's licensees the Licensor produces Brand Guidelines which include guidance as to how the type face and color of the Trade Marks should be presented. Without limitation to Licensee's existing obligations under the Speedo Licenses, Licensee agrees to comply with such Brand Guidelines in its use of the Trade Marks unless the Licensor agrees otherwise in writing. The Licensee shall have a period of twelve (12) months from the Effective Date to fully comply with this provision. Licensee may, however, market and sell any Licensed Products and distribute related Materials bearing the Trade Marks (where such use of the Trade Marks is not in conformity with the Brand Guidelines) manufactured or caused to be manufactured prior to the expiration of such period provided that such sales do not occur following the date which is thirty six
(36) months from the Effective Date without Licensor's prior written consent and any surplus


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Licensed Product not in compliance with this provision in existence following the expiration of the aforementioned period shall be immediately destroyed by Licensee.

17.  Notices.

     The persons to whom notices are to be given pursuant to Clause 28 of the 1990 Agreements are as follows, subject to change by written notice:

     (i)   if to the Licensor:

           Speedo International Limited
           c/o The Pentland Group
           Squires Lane
           London N3 2QL, UK
           Facsimile: 44 208 343 4876
           E-mail address: ebrown@pentland.com
           Attention: General Counsel

           with a copy to:

           Roger L. Zissu, Esq.
           Craig S. Mende, Esq.
           Fross Zelnick Lehrman & Zissu, P.C.
           866 United Nations Plaza
           New York, NY 10017
           Facsimile: (212) 813-5901
           E-mail address: rzissu@fzlz.com
           E-mail address: cmende@fzlz.com

     (ii)  If to the Licensee:

           The Warnaco Group, Inc.
           90 Park Avenue
           New York, NY 10016
           Attention: General Counsel
           Facsimile: (212) 287-8536
           E-mail address: ssilverstein@warnaco.com

           with a copy to:

           Karen Artz Ash, Esq.
           Katten Muchin Zavis Rosenman
           575 Madison Avenue
           New York, NY 10022
           Facsimile: (212) 940-8671
           E-mail address: karen.ash@kmzr.com


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18.  Tied Material Breach.

     Clause 25 of the 1990 Licenses is amended so that where there is an uncured material breach of the US 1990 License, then the Mexico 1990 License shall be deemed to have been materially breached.

19.  1992 Name Agreement.

     It is acknowledged that nothing herein shall affect any continued operation of provisions of the 1992 Name Agreement following any termination or conclusion of the Speedo Licenses to the extent provided for in such 1992 Name Agreement in accordance with its terms.

20.  Education.

     In house counsel for Licensor shall within forty-five (45) days of the Effective Date produce a Power Point presentation in a form agreed with in house counsel for Licensee for the purpose of ensuring that the relevant Licensor and Licensee personnel are fully informed of the obligations and duties both have under the Speedo Licenses including this Amendment. It is acknowledged that such Power Point presentation should be given to both relevant Licensor and Licensee personnel simultaneously, at the same location, within ninety (90) days of the date of the Effective Date. It is further acknowledged that if such a meeting proves impractical to hold within ninety (90) days of the Effective Date, separate presentations shall be given to relevant personnel of Licensor and Licensee within the ninety (90) day period provided that relevant key personnel are present from Licensee at the Licensor presentation and vice versa.

21.  Choice of Law.

     Notwithstanding anything to the contrary contained in Clause 31.2 of the 1990 Licenses or elsewhere in the Speedo Licenses, the Speedo Licenses (including this Amendment) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and performed fully therein, without reference to any choice of law, and the substantive laws applicable to trade marks, copyrights and patents in each country in the Territory, as applicable.

22.  Confidentiality.

     The parties agree to maintain as confidential the terms and conditions of the Speedo Licenses (including this Amendment) and shall not disclose the contents of the same, or information or records disclosing in any way the content of their negotiations, to anyone unless such disclosure is (i) lawfully required by any governmental agency; (ii) produced in response to a discovery request in a civil litigation or from a governmental agency or official (iii) otherwise required to be disclosed by law, including legally required financial reporting, or to the extent required by any internationally recognized securities exchange (including the NYSE and the NASDAQ); (iv) necessary in any legal proceeding in order to enforce any provision of the Speedo Licenses; (v) to counsel of record in the Civil Action; or (vi) required to obtain the Bankruptcy Court Approval


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

Order. If it shall become necessary to make a disclosure under any of the circumstances identified in subsections (ii), (iv) or (vi) above, the party proposing such disclosure shall advise the other party in writing at least ten
(10) days prior to such anticipated disclosure, and such time would enable the other party to take any steps on its own behalf to address or prevent such disclosure and the other party will cooperate with reasonable requests relating thereto (e.g. seeking a protective order in connection with any disclosure required and/or redacting royalty and other sensitive terms). The terms and conditions of the Speedo Licenses and Amendments may not be disclosed, under any circumstances, to any vendors, customers, competitors or the press.

23.  Headings.

     The headings herein are solely for the convenience of the parties and do not constitute a substantive part of this Amendment.

                             SIGNATURE PAGE FOLLOWS


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

          IN WITNESS WHEREOF, the parties have executed this Amendment to Speedo Licenses as of the Effective Date:

SPEEDO INTERNATIONAL LIMITED               AUTHENTIC FITNESS CORPORATION


By: /s/ Andrew K. Rubin                    By: /s/ Stanley P. Silverstein
   ------------------------------             ----------------------------------

Name: Andrew K. Rubin                      Name:  Stanley P. Silverstein
     ----------------------------               --------------------------------

Title:  Director                           Title:  President
      ---------------------------                -------------------------------

Date: November 25, 2002                    Date:  November 25, 2002
     ----------------------------               --------------------------------


                                           AUTHENTIC FITNESS PRODUCTS, INC.


                                           By:  /s/ Stanley P. Silverstein
                                              ----------------------------------

                                           Name:  Stanley P. Silverstein
                                                --------------------------------

                                           Title:  President
                                                 -------------------------------

                                           Date:  November 25, 2002
                                                --------------------------------


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